EXHIBIT 99.17

       Contact    Jeffery M. Jonas, MD             Thomas Redington
                  Chief Executive Officer          203/222-7399
                  816/960-1333                     212/926-1733

                    AVAX REPORTS SECOND QUARTER 1998 RESULTS

      KANSAS CITY, MO July 24 -- AVAX Technologies, Inc. (Nasdaq: AVXT) announced results for the second quarter ended June 30, 1998.

      The company reported a net loss of $1.6 million, or 31 cents per share, for the second quarter ended June 30, 1998 versus a net loss of $1.1 million, or 33 cents per share, for the second quarter ended June 30, 1997.

      Research and development expenses for the three-month period increased to $1,152,779 from $590,013, and general and administrative expenses decreased to $577,504 from $769,365 for the same period last year.

      Other income, primarily interest income, decreased to $170,855 from $264,632 for the year-ago period. There were 5,044,755 and 3,441,314 weighted average common shares outstanding for the second quarters of 1998 and 1997, respectively.

      The increase in research and development expense was planned and, according to Jeffrey M. Jonas, MD, president and chief executive officer of AVAX, "reflects increased clinical activity with the company's initial AC Vaccine(TM) for melanoma and ovarian cancers, increased operating costs relating to the Class 10,000 `clean room' laboratory established by the company in 1997 for clinical manufacturing of the vaccine, and increased preclinical activity related to the company's topoisomerase inhibitor and anti-estrogen technologies."

      At June 30, 1998, cash, cash equivalents and marketable securities totaled approximately $13.1 million.

      AVAX Technologies, Inc. is a development-stage biopharmaceutical company that acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. The company has focused its initial clinical efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the therapeutic market.

                                      #  #  #

      Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ


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

materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and its Quarterly Report on Form 10-QSB for the Period Ended March 31, 1998. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.


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

                             AVAX Technologies, Inc.
                          (a development stage company)
                            SUMMARY OF FINANCIAL DATA
                            -------------------------

The following table presents certain summary historical financial information derived from the financial statements of the Company. The summary is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Plan of Operation", and the Financial Statements (including the notes thereto) of the Company included in the Company's periodic filings with the Securities and Exchange Commission (the "Financial Statements").

                                          Year Ended December 31,   Three Months Ended June 30,
                                                   1997                1997           1998
                                                   ----                ----           ----
                                                                    (Unaudited)    (Unaudited)
                                                                    -----------    -----------
Statement of Operations Data:
Total operating loss ...................     $ (5,172,983)         $ (1,359,378)  $ (1,730,283)
Net loss ...............................       (4,266,125)           (1,136,136)    (1,559,428)
Net loss attributable to common
 stockholders ..........................       (4,266,125)           (1,136,136)    (1,559,428)
Net loss per common share ..............            (1.14)                 (.33)          (.31)
Weighted average number of shares
 outstanding ...........................        3,750,440             3,441,314      5,044,755

                                            December 31, 1997      June 30, 1998
                                            -----------------      -------------
Balance Sheet Data:
Cash and cash equivalents ..............     $  6,820,884          $  1,760,372
Marketable securities ..................        9,102,028            11,293,329
Total current assets ...................       17,277,841            13,252,645
Total assets ...........................       17,354,833            13,336,853
Amount payable to preferred stockholders        1,150,200                    --
Amount payable to former officer .......           49,800                    --
Total current liabilities ..............        1,553,726               360,930
Deficit accumulated during development
 stage .................................       (7,520,147)          (10,479,881)
Stockholders' equity ...................       15,801,107            12,975,923


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